Exhibit 99.1

Investor Relations contact:

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Debt Offering

Boston—August 5, 2009—Iron Mountain Incorporated (NYSE:IRM) announced today that it has priced a public offering of $550 million in aggregate principal amount of its 8-3/8% Senior Subordinated Notes due 2021. The notes will be sold at 99.625% of par. The Company intends to use the net proceeds from the offering for the redemption of all its outstanding 8-5/8% Senior Subordinated Notes due 2013, the possible repayment, repurchase or retirement of other indebtedness and for general corporate purposes, including potential future acquisitions and investments. The closing of the offering is expected to occur on August 10, 2009 and is subject to customary closing conditions.

Barclays Capital Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., and Scotia Capital (USA) Inc. are joint book-running managers for the offering.

Iron Mountain Incorporated is making the offering under a shelf registration statement previously declared effective by the Securities and Exchange Commission. This offering is being made solely by means of a prospectus. A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting Barclays Capital Prospectus Department, c/o Broadridge Integrated Services at 1155 Long Island Avenue, Edgewood, New York, 11717, emailing barclaysprospectus@broadridge.com or calling 1-888-603-5847.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This announcement does not constitute a notice of redemption of the 8-5/8% notes referred to above.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company’s Web site at www.ironmountain.com.

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